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                            PRICE ENTERPRISES, INC.

                               OFFER TO PURCHASE
                     10,000,000 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE OF $5.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

                                                              September 17, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

    Price Enterprises, Inc., a Maryland corporation (the "Company"), today has commenced an offer to purchase up to 10,000,000 shares (or such lesser number of shares as are properly tendered, on the condition that a minimum of 5,000,000 shares are properly tendered) of its Common Stock, par value $.0001 per share (the "Shares"), at a price of $5.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 17, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    The Company will pay, upon the terms and subject to the conditions of the Offer, $5.50 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), for Shares properly tendered pursuant to the Offer. All Shares properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer.

    THE OFFER IS CONDITIONED ON A MINIMUM OF 5,000,000 SHARES BEING TENDERED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS.

    Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 10,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn, the Company will buy Shares first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on September 16, 1998 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal (and, if applicable, on a notice of guaranteed delivery), who properly tendered all of his or her Shares, and then on a pro rata basis from all other stockholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw such Shares prior to the Expiration Date).

    For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. A letter to the stockholders of the Company dated September 17, 1998 from Jack McGrory, President and Chief Executive Officer of the Company;

        2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

        3.  The Offer to Purchase dated September 17, 1998;
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        4.  The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as Depositary for the Offer (the "Depositary").

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

    Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in "THE OFFER--Section 3" of the Offer to Purchase.

    No fees or commissions will be payable by the Company or any officer, director, stockholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. as Information Agent, 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (call collect) or call toll-free (800) 322-2885.
Requests for additional copies of the enclosed materials may be directed to the Information Agent at their respective addresses and telephone numbers set forth above.

                                          Very truly yours,

                                             [/S/ JACK MCGRORY]

                                          Jack McGrory
                                          President and Chief Executive Officer
                                          Price Enterprises, Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.